CARMAX REPORTS FOURTH QUARTER
AND FISCAL YEAR 2008 RESULTS

Provides Fiscal 2009 Expectations

Richmond, Va., April 2, 2008 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 29, 2008.

▪	Total sales increased 9% to $2.04 billion from $1.88 billion in the fourth quarter of fiscal 2007. For the fiscal year, total sales increased 10% to $8.20 billion from $7.47 billion.

▪	Comparable store used unit sales increased 3% for both the fourth quarter and the fiscal year.

▪	Total used unit sales grew 13% in the fourth quarter and 12% for the fiscal year.

▪
For the fourth quarter, net earnings declined 48% to $21.8 million, or $0.10 per share, compared with $42.1 million, or $0.19 per share, in the fourth quarter of fiscal 2007.  For the fiscal year, net earnings declined 8% to $182.0 million, or $0.83 per share, compared with $198.6 million, or $0.92 per share, in fiscal 2007.

▪
In the fourth quarter of fiscal 2008, CarMax Auto Finance (CAF) income was reduced by $34.6 million before taxes, or $0.10 per share, for retained interest adjustments and the effect of higher funding costs.

Fourth Quarter Business Performance Review

Sales.  “While business conditions in the automotive retail market remained challenging, our used car sales were stronger than we anticipated at the start of the quarter,” said Tom Folliard, president and chief executive officer.  We continued to experience healthy consumer traffic, which we believe reflects the strength of our consumer offer, as well as improvements made to carmax.com over the last several quarters.  Fourth quarter sales were supported by the continued consistent availability of credit from CAF and third-party financing providers.  Leap year added one extra selling day to the fourth quarter, and, as expected, this benefited our comparable store used unit sales by approximately 1%.

Given the continuation of the more difficult economic environment, we moderately reduced our margin targets in order to create additional value for our customers and drive sales.  Execution by our store teams improved and conversion rates increased modestly compared with the prior year’s quarter.  In addition, our data indicates that we continued to gain market share in the late-model used vehicle market.

Fourth quarter wholesale sales were similar to the prior year level.  Wholesale unit sales grew at a slower pace than our used retail unit sales, reflecting a decrease in our appraisal buy rate (defined as appraisal purchases as a percent of vehicles appraised).

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CarMax, Inc.

New vehicle sales declined by 20%, reflecting the combination of the soft new car sales environment and the sale of our Orlando Chrysler Jeep Dodge franchise in the second quarter of fiscal 2008.  Other sales and revenues increased 13%, similar to the increase in our used vehicle sales.

Gross Profit.  Our total gross profit per unit declined by $120 to $2,531 compared with $2,651 in the fourth quarter of fiscal 2007.  The majority of the decline resulted from a $111 per unit decrease in gross profit per used vehicle.  In the more challenging consumer environment, we were willing to sacrifice some margin when we felt doing so could benefit sales, consistent with our long-term strategy to deliver a superior customer experience and grow market share.

Wholesale gross profit per unit increased slightly to $809 per unit compared with $805 per unit in the fourth quarter of fiscal 2007.  We continued to experience strong dealer attendance at our auctions, despite the challenging economic environment.

CarMax Auto Finance.  CAF generated a pre-tax loss of $1.0 million compared with income of $31.7 million in the fourth quarter of fiscal 2007.  Primarily as a result of the continuing turmoil and illiquidity in the global asset-backed credit markets, we incurred unfavorable adjustments and higher funding costs at CAF totaling $34.6 million before taxes, or $0.10 per share.  “It is disappointing to have incurred these significant and largely external, market-driven expenses, which adversely affected CAF income,” said Folliard.  “However, we remain committed to our finance operation.  We are confident CAF provides a competitive advantage for CarMax, and it allows us to maximize market share gains in all economic environments.  Even including the effects of the unfavorable CAF income adjustments and high funding costs in fiscal 2008, CAF provided greater profitability and greater business stability compared with being entirely reliant on third-party financing sources.”

The CAF adjustments and higher funding costs for the fourth quarter of fiscal 2008 included the following items:

▪
We increased the discount rate used to value our retained interest in securitized receivables from 12% to 17%, resulting in a non-cash adjustment that reduced CAF income by $14.7 million, for current and prior quarter originations.  The change in the discount rate was largely driven by external financial market conditions, which resulted in an increase in the risk premium included within the discount rate assumption.  Changes in the discount rate primarily affect the timing of income recognition, and this adjustment should result in higher levels of CAF interest income in future periods.

▪
We increased our loss assumptions on the outstanding receivables in the 2007-1, 2007-2, 2007-3 and 2008-1 pools of receivables to a range of 2.9% to 3.0% from the previous range of 2.3% to 2.8%.  We also increased the loss assumption on receivables in the warehouse facility.  These adjustments reduced CAF income by $8.7 million.

▪
As previously disclosed, we incurred increased funding costs for the 2008-1 public securitization completed in January 2008, which reduced CAF income by $6.1 million.  This adjustment had been factored into our guidance for fiscal 2008 earnings that we provided when we released third quarter results in December 2007.

▪
Other adjustments of $5.1 million included a $2.7 million mark-to-market reduction in the carrying value of the subordinated bonds we continue to hold that were part of the 2008-1 public securitization, and $2.0 million related to increased funding costs for receivables in the warehouse facility that had been originated in previous quarters.

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CarMax, Inc.

Excluding the effect of adjustments related to loans originated in prior quarters, CAF’s gain on loans originated and sold as a percentage of loans originated and sold (the gain percentage) was 3.6% in this year’s fourth quarter compared with 4.0% in the fourth quarter of fiscal 2007.

SG&A.  Selling, general and administrative expenses were 10.8% of total revenues in the fourth quarter of fiscal 2008 compared with 10.7% in the prior year’s fourth quarter.  The increase largely resulted from the modest level of comparable store sales increases and our commitment to our ongoing growth plans, as well as our decision to continue spending on strategic, operational and Internet initiatives in fiscal 2008.  In addition, the SG&A ratio in the fourth quarter of fiscal 2007 was adversely affected by a high level of pre-opening costs and a $4.9 million impairment charge associated with a subsequently divested new car franchise.

Earnings and Earnings per Share. Fourth quarter net earnings declined to $21.8 million, or $0.10 per share, from $42.1 million, or $0.19 per share, in fiscal 2007.  “While the decline in the economy had a dampening effect on our sales and profits, the unprecedented turbulence in the capital markets and its effect on CAF income represented the majority of the decrease in our earnings,” said Folliard.

Store Openings.  During the fourth quarter, we opened two production superstores, in Omaha, Nebraska, and Jackson, Mississippi, and a non-production superstore in Baltimore, Maryland.

For the fiscal year, we opened a total of 12 superstores, expanding our store base by 16%.  We entered five new markets and expanded our presence in five existing markets.  These openings included four production superstores and eight non-production superstores.

During fiscal 2008, we also expanded our car-buying center test with the opening of buying centers in the Raleigh, North Carolina, and Tampa, Florida, markets.  At these locations, we conduct appraisals and purchase, but do not sell, vehicles.  These test centers are part of our long-term plan to increase both appraisal traffic and retail vehicle sourcing self-sufficiency.

Supplemental Financial Information

Sales Components
(in millions)	Three Months Ended February 29 or 28 (1)			Fiscal Years Ended February 29 or 28 (1)
	2008	2007	Change	2008	2007	Change
Used vehicle sales	$1,679.5	$1,507.4	11.4%	$6,589.3	$5,872.8	12.2%
New vehicle sales	76.2	95.6	(20.3)%	370.6	445.1	(16.7)%
Wholesale vehicle sales	223.9	222.5	0.6%	985.0	918.4	7.3%
Other sales and revenues:
Expended service plan revenues	35.2	29.3	20.3%	132.4	114.4	15.8%
Service department sales	23.4	22.0	6.3%	96.0	90.6	6.0%
Third-party finance fees, net	6.4	6.1	4.8%	26.1	24.3	7.5%
Total other sales and revenues	65.0	57.4	13.3%	254.6	229.3	11.0%
Net sales and operating revenues	$2,044.6	$1,882.8	8.6%	$8,199.6	$7,465.7	9.8%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended February 29 or 28		Fiscal Years Ended February 29 or 28
	2008	2007	2008	2007
Comparable store vehicle sales:
Used vehicle units	3%	12%	3%	9%
New vehicle units	(9)%	(8)%	(11)%	(11)%
Total units	3%	11%	2%	8%

Used vehicle dollars	2%	14%	3%	16%
New vehicle dollars	(10)%	(8)%	(11)%	(12)%
Total dollars	1%	13%	2%	13%

Total vehicle sales:
Used vehicle units	13%	18%	12%	16%
New vehicle units	(20)%	(8)%	(17)%	(11)%
Total units	12%	17%	10%	14%

Used vehicle dollars	11%	21%	12%	23%
New vehicle dollars	(20)%	(8)%	(17)%	(11)%
Total dollars	10%	19%	10%	20%

Retail Vehicle Sales Mix
	Three Months Ended February 29 or 28		Fiscal Years Ended February 29 or 28
	2008	2007	2008	2007
Vehicle units:
Used vehicles	97%	96%	96%	95%
New vehicles	3	4	4	5
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	96%	94%	95%	93%
New vehicles	4	6	5	7
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended February 29 or 28		Fiscal Years Ended February 29 or 28
	2008	2007	2008	2007
Used vehicles	98,403	86,900	377,244	337,021
New vehicles	3,176	3,953	15,485	18,563
Wholesale vehicles	51,256	50,692	222,406	208,959

Average Selling Prices
	Three Months Ended February 29 or 28		Fiscal Years Ended February 29 or 28
	2008	2007	2008	2007
Used vehicles	$16,915	$17,180	$17,298	$17,249
New vehicles	$23,862	$24,031	$23,795	$23,833
Wholesale vehicles	$4,256	$4,277	$4,319	$4,286

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CarMax, Inc.

Selected Operating Ratios
(in millions)	Three Months Ended February 29 or 28				Fiscal Years Ended February 29 or 28
	2008	% (1)	2007	% (1)	2008	% (1)	2007	% (1)
Net sales and operating revenues	$2,044.6	100.0%	$1,882.8	100.0%	$8,199.6	100.0%	$7,465.7	100.0%
Gross profit	$257.1	12.6%	$240.8	12.8%	$1,072.4	13.1%	$971.1	13.0%
CarMax Auto Finance (loss) income	$(1.0)	-	$31.7	1.7%	$85.9	1.0%	$132.6	1.8%
Selling, general, and administrative
expenses	$219.9	10.8%	$201.8	10.7%	$858.4	10.5%	$776.2	10.4%
Operating profit (EBIT)(2)	$36.3	1.8%	$70.7	3.8%	$300.7	3.7%	$327.5	4.4%
Net earnings	$21.8	1.1%	$42.1	2.2%	$182.0	2.2%	$198.6	2.7%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended February 29 or 28				Fiscal Years Ended February 29 or 28
	2008		2007		2008		2007
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$1,715	10.1%	$1,826	10.5%	$1,878	10.8%	$1,903	10.9%
New vehicle gross profit	$813	3.4%	$1,172	4.8%	$994	4.2%	$1,169	4.9%
Wholesale vehicle gross profit	$809	18.5%	$805	18.4%	$794	17.9%	$742	16.9%
Other gross profit	$436	68.1%	$404	64.0%	$437	67.5%	$431	66.8%
Total gross profit	$2,531	12.6%	$2,651	12.8%	$2,731	13.1%	$2,731	13.0%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

Earnings Highlights
(in millions except per share data)	Three Months Ended February 29 or 28			Fiscal Years Ended February 29 or 28
	2008	2007	Change	2008	2007	Change
Net earnings	$21.8	$42.1	(48.2)%	$182.0	$198.6	(8.3)%
Diluted weighted average shares outstanding	220.8	219.8	0.5%	220.5	216.7	1.7%
Net earnings per diluted share	$0.10	$0.19	(47.4)%	$0.83	$0.92	(9.8)%

Expectations for Fiscal Year Ending February 28, 2009

Fiscal 2009 Superstore Openings and Capital Expenditures.  In fiscal 2009, we plan to expand our used car superstore base by approximately 16%, opening 14 used car superstores, including 7 production and 7 non-production stores.  We plan to enter nine new markets and expand our presence in four existing markets.  Details of the planned store openings and other material construction projects are included in the following table.  Normal construction, permitting or other scheduling delays could shift the opening dates of any stores into a later period.

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CarMax, Inc.

Location	Television Market	Market Status	Production Superstores (1)	Non-Production Superstores (2)
Superstore Openings:
San Antonio, Texas (3)	San Antonio	Existing market	-	1
Modesto, California	Sacramento	Existing market	1	-
Phoenix, Arizona	Phoenix	New market	1	1
Charleston, South Carolina	Charleston	New market	-	1
Huntsville, Alabama	Huntsville	New market	1	-
Colorado Springs, Colorado	Colorado Springs	New market	1	-
Costa Mesa, California	Los Angeles	Existing market	-	1
Tulsa, Oklahoma	Tulsa	New market	1	-
Hickory, North Carolina	Charlotte	Existing market	-	1
Augusta, Georgia	Augusta	New market	-	1
Dayton, Ohio	Dayton	New market	1	-
Cincinnati, Ohio	Cincinnati	New market	1	-
King of Prussia, Pennsylvania	Philadelphia	New market	-	1
Total planned superstore openings			7	7

Other Major Construction Projects:			Project Description
Ontario, California	Los Angeles		Reconditioning expansion
Baltimore, Maryland	Baltimore		Central reconditioning facility

(1)	Previously referred to as standard superstores, these are stores at which vehicle reconditioning is performed.
(2)	Previously referred to as satellite superstores, these are stores at which vehicle reconditioning is not performed.
(3)	Opened in March 2008.

In fiscal 2009, we plan to open a central reconditioning facility in the Washington, D.C. / Baltimore market, where we currently have six superstores.  We have experienced strong sales growth in this market, and this facility will support additional expected market share gains.  In addition, we are converting our non-production store in Ontario, California, to a production store with the addition of reconditioning facilities, which will support our continued growth in the Los Angeles market.

In fiscal 2009, we also plan to expand our car-buying center test with the opening of our fourth and fifth centers, in Dallas, Texas, (opened in April 2008) and in Baltimore, Maryland.  We will continue to evaluate the performance of these five test centers before deciding whether to open additional car-buying centers in future years.

We currently estimate gross capital expenditures will total approximately $350 million in fiscal 2009.  Planned expenditures primarily relate to new store construction and land purchases associated with future year store openings.

We have revised our long-term store opening expectations to better reflect the actual pace of store openings in recent years and our current assessment of the optimal growth speed in future years.  We now expect to open used car superstores at a rate of approximately 15% of our used car superstore base each year.  Previously, we expected annual store openings in the range of 15% to 20% of our superstore base.

Fiscal 2009 Sales.  “We currently anticipate comparable store used unit sales in the range of (2)% to 5% in fiscal 2009,” said Folliard.  The wide range reflects an expectation of continued volatility in the market for late-model used cars.  We expect total revenues to increase between 7% and 14%, reflecting our planned new store openings, the comparable store sales performance and anticipated declines in both used vehicle average selling prices and new car revenues.

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CarMax, Inc.

We are not anticipating any material change in credit availability for our customers in fiscal 2009, despite the fact that AmeriCredit Corp. is no longer one of our third-party financing providers effective April 1, 2008.  We anticipate the majority of loans previously financed by AmeriCredit will be financed by other third-party providers.

Fiscal 2009 Earnings Per Share.  “We currently expect fiscal 2009 earnings per share in the range of $0.78 to $0.94,” continued Folliard.  The width of this range reflects the uncertainty of current market conditions, especially in the capital markets.  We expect to maintain our used and wholesale vehicle gross profits per unit at levels similar to those in fiscal 2008.

We are anticipating that the disruption in the capital markets will continue to adversely affect CAF income throughout fiscal 2009 relative to historical norms.  We expect that funding costs for CAF will remain volatile in fiscal 2009.  Based on the spreads achieved in recent comparable auto ABS transactions, we estimate that CAF will have to absorb approximately $14 million of incremental funding costs upon the refinancing of the $855 million that was outstanding in the warehouse facility at the end of fiscal 2008.  In addition, we continue to explore alternate funding structures to the ABS markets.  We currently believe that the CAF gain percentage in fiscal 2009 will be well below the normalized range of 3.5% to 4.5%.  We expect that cumulative net loss rates on fiscal 2009 originations will be consistent with losses currently anticipated on loans originated in fiscal 2008, primarily due to the stresses of the current economy.

Our fiscal 2009 earnings estimates also reflect an expected increase in our SG&A ratio.  The combination of the anticipated comparable store sales performance and the decline in average selling price, together with our continued investments supporting our growth plan will likely cause the SG&A ratio to increase in fiscal 2009.  Interest expense is also expected to increase as we contemplate higher debt levels.

“While fiscal 2009 will clearly be another challenging year for us, our confidence in the strength of the CarMax model remains as high as ever,” said Folliard.  “We still have a huge growth opportunity ahead of us, and we continue to believe our long-term opportunity to increase earnings and grow market share remains enormous.”

First Quarter Fiscal 2009 Earnings Release Date

We currently plan to release sales and earnings for the first quarter ended May 31, 2008, on Wednesday, June 18, 2008, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Further information on this conference call will be available on our investor information home page at investor.carmax.com in June 2008.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 2, 2008.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 26911377.  A live webcast of the call will be available at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on April 2, 2008, through May 2, 2008.  A telephone replay also will be available through April 9, 2008, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 26911377.

CarMax, Inc.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation's largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 90 used car superstores in 41 markets.  The CarMax consumer offer provides our customers the opportunity to shop for vehicles the way they shop for items at other national retailers, and it is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and a customer-friendly sales process.  During the fiscal year ended February 29, 2008, we retailed 377,244 used cars and sold 222,406 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within our industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or our access to sources of inventory; our ability to acquire suitable real estate; the significant loss of key employees from our store, regional or corporate management teams; the efficient operation of our information systems; changes in the availability or cost of capital and working capital financing; changes in the market for asset-backed financing; the occurrence of adverse weather events; seasonal fluctuations in our business; the geographic concentration of our superstores; the regulatory environment in which we operate; the effect of various litigation matters; the effect of new accounting requirements or changes to U.S. generally accepted accounting principles; and the occurrence of certain other material events.  We disclaim any intent or obligation to update our forward-looking statements.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended February 29 or 28						Fiscal Years Ended February 29 or 28
	2008	%	(1)	2007	%	(1)	2008	%	(1)	2007	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,679,507	82.1		$1,507,407	80.1		$6,589,342	80.4		$5,872,816	78.7
New vehicle sales	76,210	3.7		95,565	5.1		370,603	4.5		445,144	6.0
Wholesale vehicle sales	223,875	10.9		222,450	11.8		985,048	12.0		918,408	12.3
Other sales and revenues	65,015	3.2		57,406	3.0		254,578	3.1		229,288	3.1
Net sales and operating revenues	2,044,607	100.0		1,882,828	100.0		8,199,571	100.0		7,465,656	100.0
Cost of sales	1,787,480	87.4		1,641,995	87.2		7,127,146	86.9		6,494,594	87.0
Gross profit	257,127	12.6		240,833	12.8		1,072,425	13.1		971,062	13.0
CarMax Auto Finance (loss) income	(962)	--		31,745	1.7		85,865	1.0		132,625	1.8
Selling, general and administrative
expenses	219,854	10.8		201,835	10.7		858,372	10.5		776,168	10.4
Gain on franchise disposition	--	--		--	--		740	--		--	--
Interest expense	1,945	0.1		924	--		4,955	0.1		5,373	0.1
Interest income	458	--		230	--		1,366	--		1,203	--
Earnings before income taxes	34,824	1.7		70,049	3.7		297,069	3.6		323,349	4.3
Provision for income taxes	12,995	0.6		27,911	1.5		115,044	1.4		124,752	1.7
Net earnings	$21,829	1.1		$42,138	2.2		$182,025	2.2		$198,597	2.7

Weighted average common shares:(2)
Basic	216,705			214,482			216,045			212,454
Diluted	220,830			219,828			220,522			216,739

Net earnings per share:(2)
Basic	$0.10			$0.20			$0.84			$0.93
Diluted	$0.10			$0.19			$0.83			$0.92

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.
(2) Share and per share amounts have been adjusted for the effect of our 2-for-1 stock split in March 2007.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
 (In thousands)

	February 29 2008	February 28 2007

ASSETS
Current assets:
Cash and cash equivalents	$12,965	$19,455
Accounts receivable, net	73,228	71,413
Auto loan receivables held for sale	4,984	6,162
Retained interest in securitized receivables	270,761	202,302
Inventory	975,777	836,116
Prepaid expenses and other current assets	19,210	15,068

Total current assets	1,356,925	1,150,516

Property and equipment, net	862,497	651,850
Deferred income taxes	67,066	40,174
Other assets	46,673	43,033

TOTAL ASSETS	$2,333,161	$1,885,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$306,013	$254,895
Accrued expenses and other current liabilities	58,054	68,885
Accrued income taxes	7,569	23,377
Deferred income taxes	17,710	13,132
Short-term debt	21,017	3,290
Current portion of long-term debt	79,661	148,443

Total current liabilities	490,024	512,022

Long-term debt, excluding current portion	227,153	33,744
Deferred revenue and other liabilities	127,058	92,432

TOTAL LIABILITIES	844,235	638,198

TOTAL SHAREHOLDERS’ EQUITY	1,488,926	1,247,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,333,161	$1,885,573

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
 (In thousands)

	Fiscal Years Ended February 29 or 28
	2008	2007
Operating Activities:
Net earnings	$182,025	$198,597
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	46,615	34,551
Share-based compensation expense	33,467	31,826
Loss on disposition of assets	1,404	88
Deferred income tax benefit	(24,405)	(14,169)
Impairment of long-lived assets	--	4,891
Net (increase) decrease in:
Accounts receivable, net	(1,815)	5,208
Auto loan receivables held for sale, net	1,178	(2,023)
Retained interest in securitized receivables	(68,459)	(43,994)
Inventory	(139,661)	(166,416)
Prepaid expenses and other current assets	(4,148)	(3,857)
Other assets	1,360	(3,924)
Net increase in:
Accounts payable, accrued expenses and
other current liabilities, and accrued income taxes	14,561	85,633
Deferred revenue and other liabilities	37,398	10,389
Net cash provided by operating activities	79,520	136,800

Investing Activities:
Capital expenditures	(253,106)	(191,760)
Proceeds from sales of assets	1,089	4,569
(Purchases) sales of money market securities	(19,565)	16,765
Purchases of investments available for sale	(7,100)	(20,975)
Sales of investments available for sale	21,665	4,210
Net cash used in investing activities	(257,017)	(187,191)

Financing Activities:
Increase in short-term debt, net	17,727	2,827
Issuances of long-term debt	972,300	1,232,400
Payments on long-term debt	(841,119)	(1,244,762)
Equity issuances, net	14,730	35,411
Excess tax benefits from share-based payment arrangements	7,369	22,211
Net cash provided by financing activities	171,007	48,087

Decrease in cash and cash equivalents	(6,490)	(2,304)
Cash and cash equivalents at beginning of year	19,455	21,759
Cash and cash equivalents at end of year	$12,965	$19,455

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